EXHIBIT 10.1

AUTOMATIC DATA PROCESSING, INC. 2008 OMNIBUS AWARD PLAN

STOCK OPTION GRANT AGREEMENT

(French Beneficiaries)

           AUTOMATIC DATA PROCESSING, INC. (the “Company”), pursuant to the 2008 Omnibus Award Plan (the “Plan”) and the French stock option sub plan dated January 26, 2012 appended hereto (the “French Sub Plan”), hereby irrevocably grants to [First Name][Last Name] (the “French Participant”), on [Date] (the “Date of Grant”) [Number] Nonqualified Stock Options (as defined in the Plan) giving right to purchase Shares of the Company (the “French Options”).

Each French Option gives the French Participant the right and option to purchase [Number] shares of the Common Stock, par value $0.10 per share, of the Company subject to the restrictions, terms and conditions herein.

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to grant the award of French Options provided for herein to the French Participant, on the specific terms and conditions described in this Stock Option Grant Agreement (this “Agreement”).

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves and their successors hereby agree as follows:

 1.           The French Options herein granted shall become exercisable in whole or in part as follows:

           (a)           Exercisable as to [Vesting 1] French Options on and after [Date 1];

           (b)           Exercisable as to an additional [Vesting 2] French Options on and after [Date 2];

           (c)           Exercisable as to an additional [Vesting 3] French Options on and after [Date 3]

           (d)           Exercisable in its entirety on and after [Date 4]; and

           (e)           Exercisable in its entirety (i) by the French Participant’s estate within six months from the death of the French Participant, or (ii) in the event of total and permanent disability corresponding to the 2nd or the 3rd category of disabilities listed under Section L. 341-4 of the French social security code (a “Permanent Disability”) of the French Participant.

           (f)           If the French Participant retires from the Company at any time following the first anniversary of this Agreement and at such time satisfies the Normal Retirement Criteria, the French Options herein granted shall continue to become exercisable as set forth in clauses (b) through (d) of this Section 1. The Normal Retirement Criteria will be satisfied if the French Participant shall (i) retire (and satisfy the Company’s criteria for retirement at such time) from the Company or any of its subsidiaries, divisions or business units, as the case may be, (ii) be at least 55 years of age at the time of such retirement, and (iii) have at least ten credited years of service with the Company or its subsidiaries at the time of such retirement.

           (g)           If a French Participant who at the time of retirement satisfies the Normal Retirement Criteria subsequently dies or becomes subject to a Permanent Disability before such French Participant’s French Options herein granted become exercisable in their entirety as set forth in clause (d) of this Section 1, the French Options herein granted shall become exercisable as set forth in clause (e) of this Section 1.

           (h)           If a French Participant who at the time of retirement satisfies the criteria set forth in Section 2(b)(iv) subsequently dies or becomes subject to a Permanent Disability before the expiration of 12 months after the retirement of the French Participant, such French Participant’s French Options herein granted shall become exercisable as set forth in clause (e) of this Section 1.

           (i)           Except as provided in clauses (f) through (h) of this Section 1 or as the Committee may otherwise determine in its sole discretion in accordance with the French Sub Plan, no French Option herein granted shall become exercisable following termination of the French Participant’s employment from the Company or any of its subsidiaries (and no French Option herein granted shall become exercisable following the Company’s sale of the subsidiary, or the Company’s or a subsidiary’s sale of the division or business unit, that employs such French Participant).

2.           The unexercised portion of the French Options herein granted shall automatically and without notice terminate and become null and void at the time of the earliest of the following to occur:

           (a)           the expiration of ten years from the date on which the French Option was granted;

           (b)           the expiration of 60 days from the date of termination of the French Participant’s employment from the Company (including in connection with the sale of the subsidiary, division or business unit that employs such French Participant) or any of its subsidiaries; provided, however, that

           (i)           if the French Participant’s employment from the Company or any of its subsidiaries terminates because of Permanent Disability, the provisions of sub-paragraph (c) shall apply,

           (ii)           if the French Participant shall die during employment by the Company or any of its subsidiaries or during the 60-day period following the date of termination of such employment, the provisions of sub-paragraph (d) below shall apply,

           (iii)           if the French Participant shall retire and satisfy the Normal Retirement Criteria, the provisions of sub-paragraph (e) below shall apply, and

           (iv)           if the French Participant shall (I) retire (and satisfy the Company’s criteria for retirement at such time) from the Company or any of its subsidiaries, divisions or business units, as the case may be, (II) be at least 55 years of age at the time of such retirement, and (III) have at least five (but less than ten) credited years of service with the Company and its subsidiaries at the time of such retirement, the provisions of sub-paragraph (f) below shall apply;

           (c)           if Section 2(b)(i) applies, (i) if the French Participant satisfied the Normal Retirement Criteria at the time of French Participant’s Permanent Disability, the expiration of 36 months after termination of French Participant’s employment from the Company or any of its subsidiaries because of Permanent Disability, or (ii) if the French Participant did not satisfy the Normal Retirement Criteria at the time of French Participant’s Permanent Disability, the expiration of 12 months after termination of French Participant’s employment from the Company or any of its subsidiaries because of Permanent Disability; provided, however, that if the French Participant shall die during the 36-month period specified in clause (i) of this Section 2(c) or the 12-month period specified in clause (ii) of this Section 2(c), as applicable, then the unexercised portion shall become null and void upon the expiration of 6 months after death of the French Participant;

           (d)           if Section 2(b)(ii) applies, the expiration of 6 months after death of the French Participant;

           (e)           if Section 2(b)(iii) applies, the expiration of 37 months after the retirement of the French Participant; provided, however, that if such French Participant shall die during the 37 month period following the date of such French Participant’s retirement, then the unexercised portion shall become null and void on the expiration of 6 months after death of the French Participant; and

           (f)           if Section 2(b)(iv) applies, the expiration of 12 months after the retirement of the French Participant; provided, however, that if such French Participant shall die during the 12 month period following the date of such French Participant’s retirement, then the unexercised portion shall become null and void on the expiration of 6 months after death of the French Participant.

 3.           For the avoidance of doubt, and notwithstanding any provision (or interpretation) of Section 2 to the contrary, the unexercised portion of the French Options herein granted shall automatically and without notice terminate and become null and void upon the expiration of ten years from the date of this Agreement.

 4.           The full price for each of the shares purchased pursuant to the French Options herein granted (the “French Exercise Price”) shall be $XX.XX.

 5.           Full payment for shares purchased by the French Participant shall be made at the time of the exercise of the French Options in whole or in part. No shares shall be transferred to the French Participant until full payment therefor has been made, and the French Participant shall have none of the rights of a shareholder with respect to any shares subject to the French Options until such shares shall have been transferred to the French Participant.

 6.           No French Option granted hereunder may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a French Participant, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, however, that upon the French Participant’s death, the French Options may be exercised by the French Participant’s estate subject to the terms and conditions of Section 1 and Section 2.

 7.           The Shares resulting from the exercise of the French Options shall not be assigned, pledged, attached, sold or otherwise transferred or encumbered by the French Participant before the expiration of a 48-month period commencing on the Date of Grant; provided, however, that, in accordance with the terms of Section 91 ter of Annex 2 of the French tax code, the restriction in this Section 7 shall not be applicable in case of:

(i)           Dismissal (licenciement) of the French Participant, if the French Options have been exercised no later than three months prior to the date of such Dismissal; or

(ii)            Retirement imposed by the employer (mise à la retraite) of the French Participant, if the French Options have been exercised no later than three months prior to the date of Retirement  of the French Participant; or

(iii)           Permanent Disability of the French Participant; or

(iv)           Death of the French Participant

 8.           The effectiveness of the French Options granted hereunder is conditioned upon the French Participant having executed and delivered to the Company a restrictive covenant, either (i) in connection with a previous stock option grant, or (ii) within six months from the date of this Agreement, if such restrictive covenant is furnished herewith.  If the Company has not received the restrictive covenant in accordance with the immediately preceding sentence, then this Agreement shall be terminable by the Company.

 9.           Pursuant to Article 17 of the French Sub Plan (“Administration of the French Sub Plan – Amendments”), the key terms and conditions of the French Options may be amended by the Committee after the Date of Grant only in accordance with French Law.

 10.           Notwithstanding anything to the contrary contained herein (and so long as the terms of this Section 10 are not deemed to result in a monetary sanction prohibited by Article L. 1331-2 of the French Labor Code) the French Options may be terminated and become null and void without consideration if the French Participant, as determined by the Committee in its sole discretion (i) engages in an activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or (ii) without the consent of the Company, while employed by the Company or any Affiliate, or after termination of such employment, violates a non-competition, non-solicitation or non-disclosure covenant or agreement between the French Participant and the Company or any Affiliate. If the French Participant engages in any activity referred to in the preceding sentence, the French Participant shall, at the sole discretion of the Committee, forfeit any gain realized in respect of the French Option granted hereunder (which gain shall be deemed to be an amount equal to the difference between the price for shares set forth in Section 4 above and the Fair Market Value (as defined in the Plan), on the applicable exercise date, of the shares of Common Stock (as defined in the Plan) of the Company delivered to the French Participant), and repay such gain to the Company.

11.           The provisions of the French Sub Plan and the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the applicable provisions of the French Sub Plan and the Plan, and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the French Sub Plan or the Plan, as the case may be.

The provisions of this Agreement shall take precedence over conflicting provisions of the French Sub Plan.

 12.           Any right of the Company contained in this Agreement may be waived in writing by the Committee provided that the waiver of this right is in accordance with French Law. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

13.           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Any provision of this Agreement in contradiction with French Law shall be void and automatically replaced by the applicable provisions under French Law.

14.           The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the French Participant and the beneficiaries, executors, administrators, heirs and successors of the French Participant.

15.           This Agreement, the French Sub Plan, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the French Participant under the French Sub Plan or the Plan.

16.           Except to the extent this Agreement expressly provides for the application of French Law, this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

           By: ______________________________________

           [Name]

           [Title]